CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(212) 687-3260

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR THE
THREE AND SIX MONTHS PERIOD ENDED JUNE 30, 2007

Deer Park, New York - August 14, 2007 - Langer, Inc. (NASDAQ:GAIT) today reported a net loss of approximately $(1,634,000) for the six months ended June 30, 2007, or $(.14) per share on a fully diluted basis, reflecting the inclusion of the net income of approximately $834,000 of Twincraft, Inc., which was acquired by Langer on January 23, 2007, compared to a net loss for the six months ended June 30, 2006 of approximately $(1,908,000), or $(.19) per share on a fully diluted basis. The decrease in net loss for the six month period was offset by 1) an increase in net interest expense of $657,000 attributable to the 5% convertible subordinated notes payable, 2) a decrease in the net sales of Langer’s existing businesses of approximately $353,000 for the six months ended June 30, 2007, compared to the six months ended June 30, 2006, 3) the Anaheim facility closure costs of approximately $200,000 (including employee termination benefits of approximately $129,000 and facility lease abandonment costs of approximately $71,000) in the six months ended June 30, 2007, and 4) an increase in corporate general and administrative expenses of approximately $949,000 attributed principally to costs incurred to recruit a new chief financial officer ($100,000), costs paid to a consulting firm performing financial functions ($481,000), increased depreciation ($91,000), and increased amortization principally due to the Twincraft acquisition ($272,000).

For the three months ended June 30, 2007, Langer, Inc. reported a net loss of approximately $(850,000), or $(.07) per share on a fully diluted basis, compared to a net loss for the three months ended June 30, 2006 of approximately $(482,000), or $(.05) per share on a fully diluted basis. The principal reasons for the increase in net loss for the three month period were 1) an increase in net interest expense of approximately $409,000 attributable to the Company’s 5% convertible subordinated notes payable incurred in early December 2006, 2) the Anaheim facility closure costs of approximately $200,000, and 3) an increase in corporate general and administrative expenses of approximately $496,000 attributed principally to costs paid to a consulting firm performing financial functions ($334,000), increased depreciation ($45,000), and increased amortization principally due to the Twincraft acquisition ($147,000). The increase in interest, closure costs and general and administrative costs were offset by the contribution of gross profit in the amount of approximately $2,535,000 by the newly acquired Twincraft, Inc. ($1,852,000) and Regal Medical, Inc. ($683,000).

Net sales for the six months ended June 30, 2007 increased 85.5% from approximately $17.5 million to approximately $32.5 million, which was largely attributable to the inclusion of the operating results from the acquisitions of Twincraft and Regal in the 2007 results, partially offset by declines in businesses owned prior to these two acquisitions. Net sales for the six months ended June 30, 2007 increased 89.2% from approximately $9.2 million to approximately $17.4 million, again largely attributable to the inclusion of net sales from Twincraft and Regal, with slight declines in revenues from businesses owned prior to these acquisitions.

Overall gross profit as a percentage of net sales for the six months ended June 30, 2007 decreased to 35.5% from 38.7% for the six months ended June 30, 2006, which in the 2007 period included the negative effect of a $200,000 write-up of finished goods inventory at Twincraft required by purchase accounting at the closing of that transaction, as well as a lower gross margin of the Twincraft business, which was approximately 26.2% in the six month period ended June 30, 2007. Overall gross profit as a percentage of net sales for the three months ended June 30, 2007 decreased to 34.7% from 40.9% for the three months ended June 30, 2006. The decrease in gross profit percentage for the three months ended June 30, 2007 when compared to the same three month period in the prior year is principally attributable to the effect of Twincraft’s lower gross profit percentage for the period, as well as the effect of the previously mentioned severance charge from the closure of the Anaheim facility included in cost of sales in the six months ended June 30, 2007.

Operating expenses, including selling, marketing, and general and administrative expenses increased by $3.7 million to $12.2 million in the six month period ended June 30, 2007 from approximately $8.5 million in the six month period ended June 30, 2006, with approximately $2.8 million of the increase attributable to the inclusion of Twincraft and the remainder due to higher general and administrative expenses (as more fully explained above). Operating expenses increased $2.1 million to $6.3 million in the three month period ended June 30, 2007, from approximately $4.2 million in the three month period ended June 30, 2006 with approximately $1.5 million of the increase attributable to the inclusion of Twincraft. Other changes in operating expenses are more fully explained above.

Gray Hudkins, Langer’s President and Chief Executive Officer said, “We are pleased with the progress we have made in implementing our acquisition and business repositioning strategy over the last year, and we believe the first six months of 2007 reflect that progress. We are also pleased with improvements we are seeing in the businesses Langer owned prior to the Twincraft and Regal acquisitions. While we see some challenges in certain product groups in our legacy business, we remain cautiously optimistic about the long-term prospects for our business segments overall, with personal care being driven by continued product innovation at Twincraft and Silipos, and medical products being driven by the continued emphasis on growing the long-term care markets. In addition, we expect certain operating expenses relating to the payment of consulting fees for performance of finance and accounting functions to decline over the third and fourth quarters as our new permanent Chief Financial Officer commences employment.  We encourage investors to listen to our upcoming conference call where we will discuss the Company's performance and outlook for the future.”

Net interest expense for the six months ended June 30, 2007 was approximately $869,000, compared to approximately $212,000 for the six months ended June 30, 2006, an increase of approximately $657,000 due to the issuance of $28,880,000 of our 5% convertible subordinated notes payable which we issued in December 2006. For the three month period ended June 30, 2007 net interest expense increased by approximately $409,000, also attributable to the issuance of the 5% convertible subordinated notes payable.

Cash and cash equivalents at June 30, 2007 were approximately $2,183,000, compared to approximately $29,767,000 at December 31, 2006, a decrease of approximately $27,584,000, reflecting the use of cash to pay the cash portion of the Twincraft purchase price. An additional $1,000,000 of cash has been set aside in an escrow account established to secure possible future payments to the former Twincraft shareholders. The $1,000,000 is reflected as restricted cash in long-term assets on our balance sheet at June 30, 2007. Working capital at June 30, 2007 was approximately $13,694,000, compared to approximately $33,312,000 at December 31, 2006, a decrease of approximately $19,618,000.

During the second quarter, on May 11, 2007, Langer established a $20 million secured credit facility with Wachovia Bank, N.A. The current availability under the facility is $6.4 million, and the Company has not drawn down any portion of the credit facility. Commenting on this facility, Mr. Hudkins said, “While we had cash on hand following the payment of the post-closing purchase price adjustment to the former Twincraft shareholders, which included a cash payment of approximately $2.8 million related to the final audit of Twincraft’s 2006 financial results, this facility provides backup liquidity that we believe will help Langer to meet its working capital and organic growth requirements for the foreseeable future, and we may use this facility under certain circumstances to fund small acquisitions.”

Langer, Inc., together with its wholly owned subsidiaries Silipos, Inc. and Regal Medical, Inc., is a leading provider of quality medical products and services targeting the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft, Inc. and Silipos, Inc., the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its medical products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals and patients. The Company sells its personal care products primarily in North America to branded marketers of such products, specialty retailers, direct marketing companies, and companies that service various amenities markets. Langer is based in Deer Park, NY, and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT, Montreal, Canada, and Stoke-on-Trent, England, and sales and marketing offices in Toronto, Canada, Dallas, TX, and New York, NY.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties, relating to both ongoing operations and acquisitions, are described in the Company’s filings with the Securities and Exchange Commission, including its 2006 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.

LANGER, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Net sales	$17,392,658	$9,193,512	$32,532,200	$17,538,566
Cost of sales	11,364,182	5,438,715	20,976,803	10,756,397
Gross profit	6,028,476	3,754,797	11,555,397	6,782,169

General and administrative expenses	3,553,739	2,354,800	6,975,431	4,695,505
Selling expenses	2,584,010	1,694,717	4,812,935	3,522,667
Research and development expenses	210,423	142,267	407,134	265,338
Operating loss	(319,696)	(436,987)	(640,103)	(1,701,341)

Other expense, net:
Interest income	74,185	211,209	207,204	370,041
Interest expense	(549,209)	(278,089)	(1,075,639)	(581,972)
Other	(10,875)	28,192	(17,891)	19,810
Other expense, net	(485,899)	(38,688)	(886,326)	(192,121)

Loss before income taxes	(805,595)	(475,675)	(1,526,429)	(1,893,462)

Provision for income taxes	44,490	6,049	108,121	14,217
Net loss	$(850,085)	$(481,724)	$(1,634,550)	$(1,907,679)

Net loss per common share:
Basic and diluted	$(.07)	$(.05)	$(.14)	$(.19)

Weighted average number of common shares used in computation of net loss per share:
Basic and diluted	11, 474,212	9,948,623	11, 331,459	9,942,269